     PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 20, 1995

                             $250,000,000

                         EMERSON ELECTRIC CO.

                   6.30% NOTES DUE NOVEMBER 1, 2005

                           -----------------

  Interest on the Notes is payable semi-annually on May 1 and November 1, commencing May 1, 1996. The Notes are not redeemable prior to maturity. The Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof. See "Description of the Notes". Settlement for the Notes will be made in immediately available funds. Notes held through the facilities of The Depository Trust Company will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for such Notes will therefore settle in immediately available funds. All payments of principal and interest on Notes held through DTC will be made by the Company in immediately available funds. See "Description of the Notes-Same-Day Settlement".

                           -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE  SECURITIES AND EXCHANGE COMMISSION OR
      ANY STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY
       OR ADEQUACY OF  THIS PROSPECTUS SUPPLEMENT OR THE
         PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO
           THE CONTRARY IS A CRIMINAL OFFENSE.

                           -----------------

                                                                   INITIAL PUBLIC          UNDERWRITING           PROCEEDS TO
                                                                 OFFERING PRICE<F1>        DISCOUNT<F2>          COMPANY<F1><F2>
                                                                 -----------------         -----------           ---------------


Per Note.....................................................         99.629%                 .650%                 98.979%

Total........................................................       $249,072,500            $1,625,000           $247,447,500

-----
<F1> Plus accrued interest, if any, from November 1, 1995.
<F2> The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
<F3> Before deducting estimated expenses of $185,000 payable by the
     Company.

                           -----------------

  The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery through the facilities of DTC in New York, New York, on or about November 1, 1995, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                        J.P. MORGAN SECURITIES INC.

                           -----------------

      The date of this Prospectus Supplement is October 26, 1995.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN ANY OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       DESCRIPTION OF THE NOTES

  The 6.30% Notes due November 1, 2005 offered hereby (the "Notes") will constitute a series of Debt Securities issued by the Company under the Indenture dated as of April 17, 1991 (the "Indenture") between the Company and The Boatmen's National Bank of St. Louis, as Trustee, and are limited to $250,000,000 aggregate principal amount and the other terms of which are established pursuant to an Officers' Certificate in accordance with the Indenture. For a description of the general terms and provisions of the Debt Securities, including the Notes (referred to in the Prospectus as the "Debt Securities"), see "Description of Debt Securities" in the Prospectus.

  The summaries herein of certain provisions of the Notes do not purport to be complete and are qualified in their entirety by reference to all the provisions of the Notes, copies of which may be examined at the office of the Trustee.

GENERAL

  The Notes will be issued in fully registered form in minimum denominations of $1,000 and integral multiples thereof. The registered holder of any Note may be treated by the Company, the Trustee and any of their agents for all purposes as the owner of such Note. The Notes may be transferred or exchanged at the Corporate Trust Office of the Trustee in St. Louis, Missouri without payment of any charge unless any stamp tax or other governmental charge in the future becomes payable in connection therewith. The Notes will mature on November 1, 2005 (the "Maturity Date").

PAYMENT OF PRINCIPAL AND INTEREST

  The Notes will bear interest at a rate per annum of 6.30%, payable semi-annually in arrears on each May 1 and November 1, commencing May 1, 1996 (each an "Interest Payment Date"), to holders of record at the close of business on the preceding April 15 or October 15, as the case may be (each a "Regular Record Date"). Interest shall accrue from November 1, 1995 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, to the applicable Interest Payment Date or the Maturity Date, as the case may be. Interest payments will include accrued interest to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

  Interest on the Notes will be payable by check mailed on the applicable Interest Payment Date, or, with respect to Notes held through The Depository Trust Company ("DTC"), in immediately available funds to the persons in whose names the Notes (or any predecessor Notes) are registered at the close of business on the Regular Record Date next preceding the applicable Interest Payment Date, as shown on the register maintained pursuant to the Indenture. Payment of principal, together with final interest on the Notes, shall be made in immediately available funds upon presentation and surrender of such Notes at the Corporate Trust Office of the Trustee in St. Louis, Missouri.

  In any case in which an Interest Payment Date or the Maturity Date is not a Business Day, payment of interest or principal, as the case may be, shall be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or Maturity Date. The term "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banking institutions in the City of St. Louis, Missouri are authorized or required by law or executive order to close.

REDEMPTION

  The Notes will not be redeemable prior to the Maturity Date.

SAME-DAY SETTLEMENT

  Settlement for the Notes will be made by the Underwriters in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, Notes held through DTC will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in such Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such Notes.

GOVERNING LAW

  The Notes will be governed by and construed in accordance with the laws of the State of New York.

                             UNDERWRITING

  Subject to the terms and conditions set forth in the Pricing
Agreement dated October 26, 1995 (the "Underwriting Agreement"), the
Company has agreed to sell to Goldman, Sachs & Co. and J.P. Morgan
Securities Inc. (the "Underwriters") and each of the Underwriters has severally agreed to purchase from the Company, the aggregate principal amount of Notes set forth opposite its name below:



                                                                                                                 PRINCIPAL
                                                       UNDERWRITER                                            AMOUNT OF NOTES
                                                       -----------                                            ---------------


                  Goldman, Sachs & Co. ................................................................         $125,000,000

                  J.P. Morgan Securities Inc. .........................................................          125,000,000
                                                                                                                ------------

                    Total..............................................................................         $250,000,000
                                                                                                                ============

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to take and pay for all the Notes, if any are taken.

  The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may be varied from time to time by the Underwriters.

  The Notes are a new issue of securities with no established trading market. The Underwriters have advised the Company that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

  Settlement for the Notes will be made in immediately available funds and all secondary trading in Notes held through DTC will settle in immediately available funds.

  The Company has agreed to indemnify the Underwriters and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933.

                         VALIDITY OF THE NOTES

  The legality of the Notes will be passed upon for the Company by H.
M. Smith, Esq., Assistant Secretary and Assistant General Counsel of the Company, and for the Underwriters by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017. Mr. Smith beneficially owns 1,347 shares of Common Stock of the Company and has options to purchase 7,902 shares. Davis Polk & Wardwell will rely on the opinion of Mr. Smith with respect to all matters of Missouri law. Davis Polk & Wardwell acts as counsel to the Company from time to time with respect to various matters.

                         EMERSON ELECTRIC CO.

                            DEBT SECURITIES

                           -----------------

  Emerson Electric Co. (the "Company") may offer and sell from time to time its debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series in an aggregate principal amount not to exceed $1,000,000,000 (or, if the principal of the Debt Securities is payable in a foreign or composite currency, the equivalent thereof at the time of offering). The Debt Securities may be offered as separate series on terms to be determined at the time of sale. The specific designation, aggregate principal amount, denominations, maturity, premium, if any, rate (which may be fixed or variable) and time of payment of any interest, terms for any redemption at the option of the Company or the holder, terms for any sinking fund payments, the initial public offering price and the other terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement") and Pricing Supplement, if any.

  The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. See "Plan of Distribution". The names of, and the principal amounts, if any, to be purchased by underwriters or sold through agents and the compensation of such underwriters or agents will be set forth in an accompanying Prospectus Supplement.

                           -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
  COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
     ADEQUACY OF THIS PROSPECTUS.
       ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -----------------

          The date of this Prospectus is September 20, 1995.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY PERSON. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                         AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933, as amended, with respect to the Debt Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, with exhibits, are on file at the offices of the Commission and may be obtained upon request from the Commission upon payment of the prescribed fees.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Commission.

  Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60601 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, copies of such material and other information about the Company are available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois.

                INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents filed by the Company under the 1934 Act are incorporated by reference herein:

    1. Annual Report on Form 10-K for the fiscal year ended September
  30, 1994.

    2. Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1994, March 31, 1995 and June 30, 1995.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents). Requests for such information should be directed to H. M. Smith, Assistant Secretary and Assistant General Counsel, Emerson Electric Co., Station 2431, 8000 West Florissant Avenue, P. O. Box 4100, St. Louis, Missouri 63136, telephone (314) 553-2431.

                              THE COMPANY

  The Company was founded in 1890 and has evolved into a diversified manufacturing company with more than 40 separate operating divisions. The Company is engaged principally in the design, manufacture and sale of a broad range of electrical and electronic products and systems. The principal executive offices of the Company are located at 8000 West Florissant Avenue, P. O. Box 4100, St. Louis, Missouri 63136, and its telephone number is (314) 553-2000.

                            USE OF PROCEEDS

  Unless otherwise specified in a Prospectus Supplement, the Company intends to add the net proceeds from the sale of the Debt Securities to its general funds, to be used for general corporate purposes, including working capital, capital expenditures, and the repayment of short-term borrowings. Prior to such application, the net proceeds may be invested in short-term investments.

                  RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratios of earnings to fixed charges of the Company for the periods indicated. For purposes of computation of the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effects of changes in accounting principles plus the amount of fixed charges. Fixed charges consist of interest expense and that portion of rental expense deemed to represent interest.

               FISCAL YEAR
                  ENDED                                                                                    RATIO OF EARNINGS
               SEPTEMBER 30                                                                                 TO FIXED CHARGES
               ------------                                                                                -----------------
                  1990.................................................................................             7.0x

                  1991.................................................................................             7.1x

                  1992.................................................................................             8.6x

                  1993.................................................................................             7.5x

                  1994.................................................................................            11.0x
               NINE MONTHS
                  ENDED
                 JUNE 30
               -----------
                  1995.................................................................................            10.0x


                    DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities are to be issued under an Indenture (the "Indenture") between the Company and The Boatmen's National Bank of St. Louis, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Debt Securities and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference. Section references used herein are references to the Indenture.

GENERAL

  The Debt Securities will be unsecured obligations of the Company.

  The Indenture does not limit the amount of Debt Securities that may be issued thereunder or otherwise and provides that Debt Securities may be issued thereunder from time to time in one or more series.

  Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iv) the date or dates on which the Offered Debt Securities will mature; (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (vi) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the regular record dates for such interest payment dates, if any; (vii) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of any such sinking fund; (viii) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any redemption provisions, be redeemed, and the other detailed terms and provisions of such redemption; (ix) the application, if any, of any defeasance provisions and other detailed terms and provisions relating to such defeasance; (x) if other than the principal amount thereof, the amount of Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (xi) any additional restrictive covenants or other material terms relating to the Offered Debt Securities; (xii) any additional Events of Default (as specified in the Indenture) provided with respect to the Offered Debt Securities; (xiii) if other than U.S. dollars, the currency (including composite currencies) in which payment of principal of (and premium, if any) and/or interest, if any, on the Offered Debt Securities shall be payable; and (xiv) if the amount of payments of principal of (and premium, if any) and/or interest, if any, on the Offered Debt Securities may be determined with reference to an index based on a currency (including composite currencies) other than the stated currency of the Offered Debt Securities, the manner in which such amounts shall be determined.

  Principal, premium, if any, and interest, if any, will be payable, and the Debt Securities will be transferable, at the principal executive offices of the Company in St. Louis, at the office or agency of the Company maintained for such purposes, which is The Boatmen's National Bank of St. Louis, Corporate Trust Department, 510 Locust Street, St. Louis, Missouri 63101, or at such other places as the Company may designate. Unless other arrangements are made, interest will be paid by checks mailed to the Holders at their registered addresses. (Sections 3.1 and 3.2)

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any multiple thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8)

  Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for the declaration of acceleration of the maturity of an amount less than the principal amount thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 5.1)

  Debt Securities may be issued, from time to time, with the principal amount payable at maturity or the amount of interest payable on an interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount at maturity or a payment of interest on an interest payment date with a value that is greater than or less than the face amount of such Debt Security or the amount of interest otherwise payable on such interest payment date, as the case may be, depending upon the value at maturity or on such interest payment date of the applicable currency, commodity, equity index or other factor. Information as to the methods for determining the principal amount payable at maturity or the amount of interest payable on an interest payment date, as the case may be, the currencies, commodities, equity indices or other factors to which the principal amount payable at maturity or interest is linked and certain additional tax considerations, if any, will be set forth in the applicable Prospectus Supplement.

CERTAIN RESTRICTIONS

  Unless otherwise specified in a future supplemental indenture relating to an individual issue of Debt Securities, the covenants contained in the Indenture and the Debt Securities would not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect Holders. If a future supplemental indenture contains covenants to afford certain holders of the Debt Securities protection in the event of a highly leveraged or similar transaction, the Prospectus Supplement relating to such issue of Debt Securities (or an applicable pricing supplement) will provide a brief description of such protective covenants.

  Limitations on Liens. The Indenture contains covenants providing that, so long as any of the Debt Securities remains outstanding, the Company will not, nor will it permit any Restricted Subsidiary (as defined below) to issue, assume or guarantee any debt for money borrowed ("Debt") if such Debt is secured by a mortgage (as defined in the Indenture) upon any manufacturing plant or manufacturing facility owned by the Company or any Restricted Subsidiary which is located within the continental United States and, in the opinion of the Board of Directors, is of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole (a "Principal Property") or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness were owned on the date of the Indenture or thereafter acquired) without in any such case effectively and concurrently providing that the Debt Securities will be secured equally and ratably with such Debt, except that the foregoing restriction will not apply to any Debt secured by: (i) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) mortgages on property existing at the time of acquisition thereof and certain purchase money mortgages; (iii) mortgages securing Debt owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (iv) mortgages existing at the date of the Indenture; (v) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (vi) mortgages on property of the Company or a Restricted Subsidiary in favor of the United States, any State thereof or any other country (or any political subdivision thereof) to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or (vii) any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any mortgage referred to in the foregoing exceptions (i) through (vi).

  A Restricted Subsidiary is defined as a direct or indirect subsidiary of the Company substantially all of the property of which is located within the continental United States and which owns any Principal Property (except a subsidiary principally engaged in leasing or in financing installment receivables or overseas operations).

  Notwithstanding the above, the Indenture provides that the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions (i) through (vii)) does not exceed 10% of the consolidated net tangible assets of the Company and its consolidated subsidiaries as shown on the consolidated financial statements of the Company for its most recent fiscal quarter. (Section 3.6)

  Limitation on Sale and Leaseback Transactions. The Indenture contains covenants prohibiting transactions involving the sale and leaseback with any person (other than a Restricted Subsidiary or the Company) by the Company or any Restricted Subsidiary of any Principal Property (whether owned on the date of the Indenture or thereafter acquired), except for temporary leases with a term of not more than three years, unless (a) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Debt Securities, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the limitation on liens in the Indenture (Section

3.6), or (b) the Company applies an amount in cash equal to such Attributable Debt within 90 days of the effective date of any such transaction to the retirement (other than any mandatory retirement or payment at maturity) of long-term Debt of the Company or a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted as provided in the Indenture using an interest rate which is the weighted average yield to maturity of the Debt Securities outstanding at the time of such transaction) of the obligation of a lessee for net rental payments during the remaining term of any lease entered into in connection with such transaction. (Section 3.7)

  Restrictions on Consolidation, Merger or Sale. The Indenture provides that the Company will not consolidate or merge or sell or convey all or substantially all its assets unless (a) the surviving corporation (if other than the Company) is a domestic corporation and shall assume the obligations of the Company on the Debt Securities and under the Indenture and (b) immediately after giving effect to such transactions, no default shall have happened. (Section 9.1)

DEFEASANCE

  The Indenture provides, if such provision is made applicable to the Debt Securities of any series pursuant to Section 2.3 of the Indenture, that the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to such Debt Securities under Sections 3.6 and 3.7 of the Indenture (being the restrictions described under "Certain Restrictions-Limitations on Liens" and "Certain Restrictions-Limitation on Sale and Leaseback Transactions," respectively) ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, not later than one day before the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series. (Sections 13.1, 13.2, 13.3 and 13.4)

EVENTS OF DEFAULT, NOTICE AND WAIVER

  The Indenture provides that, if certain Events of Default specified therein in respect of any series of Debt Securities shall have happened and be continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of such series may declare the principal, and accrued interest, if any, of all securities of such series to be due and payable. If other specified Events of Default shall have happened and be continuing, either the Trustee or the Holders of 25% in principal amount of the outstanding Debt Securities of all series may declare the principal, and accrued interest, if any, of all the outstanding Debt Securities to be due and payable. (Section 5.1)

  Events of Default in respect of any series are defined in the Indenture as being: default for 30 days in payment of any interest installment when due; default in payment of principal of or premium, if any, on, or any sinking fund installment or analogous obligation with respect to, Debt Securities of such series when due; unless stayed by litigation, default for 90 days after notice to the Company by the Trustee or by the Holders of 25% in principal amount of the outstanding Debt Securities of such series in performance of any covenant in the Indenture in respect of such series; and certain events of bankruptcy, insolvency and reorganization. (Section 5.1)

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Debt Securities, give to the Holders of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest on, or any sinking fund installment or analogous obligation with respect to, any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of such series. The term "default" for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 5.11)

  The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default in respect of any series of Debt Securities to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of such series, before proceeding to exercise any right or power under the Indenture at the request of Holders of such series. (Article Six)

  If any Event of Default has occurred, the Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee, in respect of such series. (Section 5.9)

  The Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to compliance with conditions and covenants (without regard to any grace period or notice requirement). (Section 3.5)

  In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of a series, on behalf of the Holders of all Debt Securities of such series, or the Holders of a majority of all outstanding Debt Securities voting as a single class, on behalf of the Holders of all outstanding Debt Securities, may waive any past default or Event of Default, or compliance with certain provisions of the Indenture, except among other things a default not theretofore cured in payment of the principal of, premium, if any, or interest, if any, on, or any sinking fund installment or analogous obligation with respect to, any of the Debt Securities of such series. (Sections 5.1 and 5.10)

MODIFICATION OR AMENDMENT OF THE INDENTURE

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holders of all of the affected Debt Securities, among other things change the maturity of any Debt Securities, or reduce the principal amount thereof, or any premium thereon or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or impair or affect the right of any Holder of Debt Securities to institute suit for the payment thereof or, if the Debt Securities provide therefor, any right of repayment at the option of the Holder, or reduce the aforesaid percentage of Debt Securities, the consent of the Holders of which is required for any such supplemental indenture. (Section 8.2)

REGARDING THE TRUSTEE

  The Company currently has and anticipates that it will maintain lines of credit, and have other customary banking relationships, with The Boatmen's National Bank of St. Louis, the Trustee.

                         PLAN OF DISTRIBUTION

  The Company may sell Debt Securities to or through underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. Such firms may also act as agents in the sale of Debt Securities. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the Prospectus Supplement.

  Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

  If so indicated in the Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

                                EXPERTS

  The consolidated financial statements and schedule of Emerson Electric Co. and subsidiaries as of September 30, 1994 and 1993, and for each of the years in the three-year period ended September 30, 1994 incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                           -----------------

                           TABLE OF CONTENTS

                         PROSPECTUS SUPPLEMENT

                                                                   PAGE
                                                                   ----


Description of the Notes............................................ S-2

Underwriting........................................................ S-3

Validity of the Notes............................................... S-3

                             PROSPECTUS


Available Information............................................... 2

Incorporation of Documents by Reference............................. 2

The Company......................................................... 3

Use of Proceeds..................................................... 3

Ratio of Earnings to Fixed Charges.................................. 3

Description of Debt Securities...................................... 3

Plan of Distribution................................................ 7

Experts............................................................. 8

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                             $250,000,000

                         EMERSON ELECTRIC CO.

                              6.30% NOTES

                         DUE NOVEMBER 1, 2005

                           -----------------

                            [Emerson Logo]

                           -----------------

                         GOLDMAN, SACHS & CO.
                      J.P. MORGAN SECURITIES INC.

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